Exhibit 5(d)

[Letterhead of Morgan, Lewis & Bockius LLP]

November 1, 2011

Tucson Electric Power Company

One South Church Avenue, Suite 100

Tucson, AZ 85701

Ladies and Gentlemen:

As counsel to Tucson Electric Power Company, an Arizona corporation (the “Company”), we have participated in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of an unspecified amount of its debt securities (“Securities”).

We have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto); the Restated Articles of Incorporation of the Company, as amended; the Bylaws of the Company, as amended, each as in effect on the date hereof, and such other corporate and other documents, records and papers and certificates of public officials, and such other documents and materials as we have deemed necessary or appropriate to enable us to deliver this opinion. In this review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as copies.

On the basis of such review, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona; and

2. When issued and delivered as contemplated in the Registration Statement and a prospectus supplement with respect thereto, the Securities will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

For purposes of opinion 2 set forth above, we have assumed that:

(a) the Securities will be issued and sold against payment therefor in compliance with the due authorization of the Company’s Board of Directors or a duly authorized committee thereof, and in compliance with an appropriate order or orders of the Arizona Corporation Commission; and

(b) the terms and provisions of the Securities shall have been established in accordance with an indenture which shall have been executed and delivered by a duly-authorized officer of the Company and by the trustee.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Arizona and New York and the federal laws of the United States of America. As to all matters of Arizona law we have, with your consent, relied upon the opinion of even date herewith rendered to you by Todd C. Hixon, Vice President and General Counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

Todd C. Hixon is authorized to rely upon this letter as to the matters of New York law as if this letter were addressed to him.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP